As filed with the Securities and Exchange Commission on October 6, 2025

1933 Act File No. 333-289155

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		☒
Pre-Effective Amendment No.		☐

Post-Effective Amendment No.	1	☒

STONE RIDGE TRUST

(Exact Name of Registrant as Specified in Charter)

One Vanderbilt Avenue, 65th Floor

New York, New York 10017

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:

855-609-3680

Stone Ridge Trust

One Vanderbilt Avenue, 65th Floor

New York, New York 10017

(Name and Address of Agent for Service)

Copies of Communication To:

Elizabeth J. Reza Ropes & Gray LLP 800 Boylston Street Boston, Massachusetts 02199	Chelsea M. Childs Ropes & Gray LLP Three Embargo Center San Francisco, CA 94111

No filing fee is due because an indefinite number of shares has previously been registered in reliance on Section 24(f) of the Investment Company Act of 1940, as amended.

This Post-Effective Amendment No. 1 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

STONE RIDGE TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement consists of the following:

Cover Sheet

Contents of Registration Statement

Part A - Combined Information Statement and Prospectus*

Part B - Statement of Additional Information*

Part C - Other Information

Signature Page

Exhibits

*	Incorporated by reference to Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on July 31, 2025 and as revised and subsequently filed in definitive form pursuant to Rule 497 on September 2, 2025 (File No. 333-289155) (the “Registration Statement”).

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely in order to add the following exhibits to the Registration Statement:

Exhibit 12(a): Opinion of Counsel regarding certain tax matters, dated September 15, 2025;

Exhibit 12(b): Opinion of Counsel regarding certain tax matters, dated September 16, 2025;

Exhibit 12(c): Opinion of Counsel regarding certain tax matters, dated September 17, 2025; and

Exhibit 12(d): Opinion of Counsel regarding certain tax matters, dated September 18, 2025.

PART C. OTHER INFORMATION

Item 15.	Indemnification

The Registrant’s Fifth Amended and Restated Agreement and Declaration of Trust, incorporated herein by reference, contains provisions limiting the liability, and providing for indemnification, of the Trustees, officers, employees and other “Covered Persons” (including their respective heirs, assigns, successors or other legal representatives) to the fullest extent permitted by law, including advancement of payments of all expenses incurred in connection with the preparation and presentation of any defense (subject to repayment obligations in certain circumstances).

The Registrant’s Distribution Agreement, incorporated herein by reference, contains provisions limiting the liability, and providing for indemnification, of the Trustees and officers under certain circumstances.

Further, the Stone Ridge Reinsurance Risk Premium Fund’s and Stone Ridge High Yield Reinsurance Risk Premium Fund’s First Amended and Restated Investment Management Agreement, the Stone Ridge U.S. Hedged Equity Fund’s (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)) and Stone Ridge U.S. Small Cap Variance Risk Premium Fund’s First Amended and Restated Investment Management Agreement, the Stone Ridge U.S. Variance Risk Premium Master Fund’s Investment Management Agreement, the Stone Ridge International Developed Markets Variance Risk Premium Fund’s and Stone Ridge Emerging Markets Variance Risk Premium Fund’s Investment Management Agreement, the Stone Ridge International Variance Risk Premium Master Fund’s Investment Management Agreement, the Stone Ridge Global Equity Variance Risk Premium Master Fund’s Investment Management Agreement, the Elements U.S. Portfolio’s, Elements U.S. Small Cap Portfolio’s, Elements International Portfolio’s, Elements International Small Cap Portfolio’s and Elements Emerging Markets Portfolio’s Investment Management Agreement, the Stone Ridge Diversified Alternatives Fund’s Investment Management Agreement, the Stone Ridge Diversified Alternatives Sub Fund Ltd’s Investment Management Agreement, the Stone Ridge All Asset Variance Risk Premium Fund’s Investment Management Agreement, the Stone Ridge All Asset Variance Risk Premium Sub Fund Ltd’s Investment Management Agreement, the Stone Ridge Bitcoin Strategy Fund’s Investment Management Agreement, the Stone Ridge Bitcoin Strategy Sub Fund Ltd’s Investment Management Agreement, the Stone Ridge LifeX Income Open-End Funds Investment Management Agreement, and the Stone Ridge LifeX Inflation-Protected Income Open-End Funds Investment Management Agreement, each incorporated herein by reference, and the LifeX Longevity Income ETFs’, the LifeX Inflation-Protected Longevity Income ETFs’, the LifeX Durable Income ETF’s, and the LifeX Term Income ETFs’ Second Amended and Restated Investment Management Agreement, contain provisions limiting the liability, and providing for indemnification, of Stone Ridge and its personnel under certain circumstances.

The Registrant’s Trustees and officers are insured under a standard investment company errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their official capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Item 30, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

(1)	(a)	Amended and Restated Certificate of Trust of Stone Ridge Trust (the “Registrant”), dated as of October 23, 2015, incorporated by reference to Exhibit (1)(d) filed with the Registrant’s Registration Statement on Form N-14, as filed with the Securities and Exchange Commission (“SEC”) via EDGAR on September 27, 2016.

	(b)	Fifth Amended and Restated Agreement and Declaration of Trust of the Registrant, dated as of July 17, 2024, incorporated by reference to Exhibit (a)(3) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(2)	(a)	Second Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit (b)(1) filed with Post-Effective Amendment No. 96 to the Registrant’s Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

(3)		Not applicable.

(4)		Form of Agreement and Plan, incorporated by reference to Exhibit 4 filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on July 31, 2025.

(5)		Not applicable.

(6)	(a)	Investment Management Agreement between Stone Ridge Asset Management LLC (“Stone Ridge”) and the Registrant on behalf of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 11, 2013, incorporated by reference to Exhibit (d)(1) filed with the Registrant’s Post-Effective Amendment No. 28 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(b)	First Amended and Restated Investment Management Agreement between Stone Ridge and the Registrant on behalf of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 31, 2013, incorporated by reference to Exhibit (d)(2) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(c)	Investment Management Agreement between Stone Ridge and the Registrant on behalf of each of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)) and Stone Ridge U.S. Small Cap Variance Risk Premium Fund, incorporated by reference to Exhibit (d)(2) filed with the Registrant’s Post-Effective Amendment No. 4 to its initial Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(d)	First Amended and Restated Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), dated October 28, 2019, incorporated by reference to Exhibit (d)(4) filed with the Registrant’s Post-Effective Amendment No. 83 to its initial Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(e)	Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge U.S. Variance Risk Premium Master Fund (formerly known as Stone Ridge U.S. Master Variance Risk Premium Fund), incorporated by reference to Exhibit (d)(3) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(f)	Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Developed Markets Variance Risk Premium Fund and Stone Ridge Emerging Markets Variance Risk Premium Fund, dated as of January 23, 2014, incorporated by reference to Exhibit (d)(4) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(g)	Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge International Variance Risk Premium Master Fund (formerly known as Stone Ridge International Master Variance Risk Premium Fund), dated as of September 19, 2013, incorporated by reference to Exhibit (d)(5) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(h)	Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (d)(6) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(i)	Investment Management Agreement between Stone Ridge and the Registrant on behalf of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated as of January 24, 2017, incorporated by reference to Exhibit (d)(7) filed with the Registrant’s Post-Effective Amendment No. 35 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2017.

(j)	Investment Management Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Diversified Alternatives Fund, incorporated by reference to Exhibit (d)(8) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(k)	Investment Management Agreement between Stone Ridge Diversified Alternatives Sub Fund Ltd and Stone Ridge, incorporated by reference to Exhibit (d)(9) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(l)	Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge All Asset Variance Risk Premium Fund, dated as of August 12, 2020, incorporated by reference to Exhibit (6)(j) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on August 13, 2020.

(m)	Investment Management Agreement between Stone Ridge and Stone Ridge All Asset Variance Risk Premium Sub Fund Ltd, dated as of August 12, 2020, incorporated by reference to Exhibit (6)(k) filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on August 13, 2020.

(n)	Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Bitcoin Strategy Fund, dated as of July 19, 2021, incorporated by reference to Exhibit (d)(12) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(o)	Investment Management Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Bitcoin Strategy Sub Fund Ltd, dated as of July 19, 2021, incorporated by reference to Exhibit (d)(13) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(p)	Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the Stone Ridge LifeX Income Open-End Funds, incorporated by reference to Exhibit (d)(14) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(q)	Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the Stone Ridge LifeX Inflation-Protected Income Open-End Funds, incorporated by reference to Exhibit (d)(15) filed with the Registrant’s Post-Effective Amendment No. 87 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 23, 2023.

(r)	Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, dated as of July 17, 2024, incorporated by reference to Exhibit (d)(18) filed with the Registrant’s Post-Effective Amendment No. 94 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(s)	Amended & Restated Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs and the LifeX Durable Income ETF, dated December 13, 2024, incorporated by reference to Exhibit (d)(19) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

(t)	Amended & Restated Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, the LifeX Durable Income ETF and the LifeX Term Income ETFs, dated as of January 1, 2025, incorporated by reference to Exhibit (d)(20) filed with the Registrant’s Post-Effective Amendment No. 97 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 30, 2024.

(u)	Second Amended & Restated Investment Management Agreement between Stone Ridge and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, the LifeX Durable Income ETF and the LifeX Term Income ETFs, dated as of February 19, 2025, incorporated by reference to Exhibit (d)(21) filed with the Registrant’s Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2025.

(7)	(a)	Distribution Agreement between the Registrant, on behalf of the Stone Ridge LifeX Income Funds and the Stone Ridge LifeX Inflation-Protected Income Funds, and Foreside Global Services, LLC, dated as of December 2, 2023, incorporated by reference to Exhibit (e)(10) filed with the Registrant’s Post-Effective Amendment No. 91 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 20, 2024.

	(b)	Amendment No. 1 to the Distribution Agreement between the Registrant and Foreside Global Services, LLC, dated as of September 5, 2024, incorporated by reference to Exhibit (e)(11) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

	(c)	ETF Distribution Agreement between the Registrant, on behalf of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, and Foreside Financial Services, LLC, dated as of July 17, 2024, incorporated by reference to Exhibit (e)(11) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

	(d)	Second Amendment to Distribution Agreement between the Registrant, on behalf of Stone Ridge High Yield Reinsurance Risk Premium Fund and Stone Ridge Diversified Alternatives Fund, and Foreside Global Services, LLC, dated as of October 30, 2024, incorporated by reference to Exhibit (e)(13) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(e)	First Amendment to the ETF Distribution Agreement between Foreside Financial Services, LLC and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs and the LifeX Durable Income ETF, dated December 13, 2024, incorporated by reference to Exhibit (e)(14) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(f)	Second Amendment to the ETF Distribution Agreement between Foreside Financial Services, LLC and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated January 1, 2025, incorporated by reference to Exhibit (e)(15) filed with the Registrant’s Post-Effective Amendment No. 97 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 30, 2024

	(g)	Third Amendment to the ETF Distribution Agreement between Foreside Financial Services, LLC and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated February 3, 2025, incorporated by reference to Exhibit (e)(7) filed with the Registrant’s Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2025.

(8)		Not applicable.

(9)	(a)	Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of September 24, 2020, incorporated by reference to Exhibit (g)(1) filed with the Registrant’s Post-Effective Amendment No. 68 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on November 23, 2020.

	(b)	First Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of October 5, 2020, incorporated by reference to Exhibit (g)(2) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

	(c)	Second Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of July 19, 2021, incorporated by reference to Exhibit (g)(3) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

	(d)	Third Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of February 4, 2022, incorporated by reference to Exhibit (g)(4) filed with the Registrant’s Post-Effective Amendment No. 82 to its Registration Statement on Form N-1A, as fled with the SEC via EDGAR on February 28, 2022.

	(e)	Fourth Amendment to the Second Amended and Restated Custody Agreement between the Registrant and U.S. Bank National Association, dated as of October 21, 2022, incorporated by reference to Exhibit (g)(5) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

	(f)	Custody Agreement between the Registrant, on behalf of the series listed on Exhibit A thereto, and U.S. Bancorp Fund Services, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (g)(6) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

	(g)	ETF Custody Agreement between the Registrant, on behalf of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, and U.S. Bank National Association, dated September 6, 2024, incorporated by reference to Exhibit (g)(7) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

	(h)	First Amendment to the ETF Custody Agreement between U.S. Bank National Association and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated December 13, 2024, incorporated by reference to Exhibit (g)(8) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(i)	Second Amendment to the ETF Custody Agreement between U.S. Bank National Association and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated February 14, 2025, incorporated by reference to Exhibit (g)(9) filed with the Registrant’s Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2025.

	(j)	Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated as of April 10, 2018, incorporated by reference to Exhibit (g)(2) filed with the Registrant’s Post-Effective Amendment No. 46 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 28, 2018.

(10)	(a)	First Amended and Restated Class I Rule 12b-1 Plan of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (m)(1) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

	(b)	Class I Rule 12b-1 Plan of each of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), Stone Ridge U.S. Small Cap Variance Risk Premium Fund and Stone Ridge U.S. Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(2) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

	(c)	Second Amended and Restated Class M Rule 12b-1 Plan of each of Stone Ridge Reinsurance Risk Premium Fund and Stone Ridge High Yield Reinsurance Risk Premium Fund, incorporated by reference to Exhibit (m)(3) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

	(d)	Class M Rule 12b-1 Plan of each of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), Stone Ridge U.S. Small Cap Variance Risk Premium Fund and Stone Ridge U.S. Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(4) filed with the Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 5, 2013.

(e)	Class I Rule 12b-1 Plan of each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, dated as of September 19, 2013, incorporated by reference to Exhibit (m)(5) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(f)	Class M Rule 12b-1 Plan of each of Stone Ridge International Developed Markets Variance Risk Premium Fund, Stone Ridge Emerging Markets Variance Risk Premium Fund and Stone Ridge International Variance Risk Premium Master Fund, dated as of September 19, 2013, incorporated by reference to Exhibit (m)(6) filed with the Registrant’s Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2016.

(g)	Class I Rule 12b-1 Plan of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(7) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(h)	Class M Rule 12b-1 Plan of Stone Ridge Global Equity Variance Risk Premium Master Fund, incorporated by reference to Exhibit (m)(8) filed with the Registrant’s Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 23, 2014.

(i)	First Amended and Restated Class M Rule 12b-1 Plan of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated as of April 1, 2019, incorporated by reference to Exhibit (m)(9) filed with the Registrant’s Post-Effective Amendment No. 55 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 26, 2019.

(j)	Class M Rule 12b-1 Plan of Stone Ridge Diversified Alternatives Fund, incorporated by reference to Exhibit (m)(10) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(k)	Class M Rule 12b-1 Plan of Stone Ridge Bitcoin Strategy Fund, dated July 19, 2021, incorporated by reference to Exhibit (m)(11) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

	(l)	Rule 12b-1 Plan of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, dated as of July 17, 2024, incorporated by reference to Exhibit (m)(12) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

	(m)	Amended & Restated Schedule A to the Rule 12b-1 Plan of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs and LifeX Durable Income ETF, dated December 13, 2024, incorporated by reference to Exhibit (m)(13) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(n)	Amended & Restated Schedule A to the Rule 12b-1 Plan of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF and LifeX Term Income ETFs, dated January 1, 2025, incorporated by reference to Exhibit (m)(14) filed with the Registrant’s Post-Effective Amendment No. 97 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 30, 2024.

	(o)	Amended & Restated Schedule A to the Rule 12b-1 Plan of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF and LifeX Term Income ETFs, dated February 3, 2025, incorporated by reference to Exhibit (m)(15) filed with the Registrant’s Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2025.

(11)		Opinion and consent of Berger McDermott LLP as to the legality of issuance of shares, incorporated by reference to Exhibit 11 filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on July 31, 2025.

(12)	(a)	Opinion of Counsel regarding certain tax matters, dated September 15, 2025, filed herewith.

	(b)	Opinion of Counsel regarding certain tax matters, dated September 16, 2025, filed herewith.

	(c)	Opinion of Counsel regarding certain tax matters, dated September 17, 2025, filed herewith.

	(d)	Opinion of Counsel regarding certain tax matters, dated September 18, 2025, filed herewith.

(13)	(a)	(i)	Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of its series, and U.S. Bancorp Fund Services, LLC (the “Administrator”), dated as of October 30, 2017, incorporated by reference to Exhibit (h)(1) filed with the Registrant’s Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 20, 2017.

		(ii)	Addendum to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of its series, and the Administrator, dated as of September 21, 2018, incorporated by reference to Exhibit (h)(2) filed with the Registrant’s Post-Effective Amendment No. 46 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 28, 2018.

		(iii)	First Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of its series, and the Administrator, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(3) filed with the Registrant’s Post-Effective Amendment No. 49 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(iv)	Second Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of its series, and the Administrator, dated as of February 25, 2020, incorporated by reference to Exhibit (h)(4) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(v)	Third Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 5, 2020, incorporated by reference to Exhibit (h)(5) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(vi)	Fourth Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of July 19, 2021, incorporated by reference to Exhibit (h)(6) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(vii)	Fifth Amendment to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 21, 2022, incorporated by reference to Exhibit (h)(7) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(viii)	Addendum to the Amended and Restated Fund Administration Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of February 7, 2023, incorporated by reference to Exhibit (h)(8) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(ix)	Fund Administration Servicing Agreement between the Registrant, on behalf of the series listed on Exhibit A thereto, and U.S. Bancorp Fund Services, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

(x)	ETF Fund Administration Servicing Agreement between the Registrant, on behalf of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, and U.S. Bancorp Fund Services, LLC, dated September 6, 2024, incorporated by reference to Exhibit (h)(10) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

	(xi)	First Amendment to the ETF Fund Administration Servicing Agreement between U.S. Bancorp Fund Services, LLC and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated December 13, 2024, incorporated by reference to Exhibit (h)(11) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(xii)	Second Amendment to the ETF Fund Administration Servicing Agreement between U.S. Bancorp Fund Services, LLC and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated February 14, 2025, incorporated by reference to Exhibit (h)(12) filed with the Registrant’s Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2025.

(b)	(i)	Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 30, 2017, incorporated by reference to Exhibit (h)(2) filed with the Registrant’s Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 20, 2017.

	(ii)	First Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of its series, and U.S. Bancorp Fund Services, LLC, dated as of February 25, 2020, incorporated by reference to Exhibit (h)(6) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

	(iii)	Second Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 5, 2020, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

	(iv)	Third Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of July 19, 2021, incorporated by reference to Exhibit (h)(10) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

	(v)	Fourth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 21, 2022, incorporated by reference to Exhibit (h)(13) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

	(vi)	Fifth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between the Registrant, on behalf of each of its series other than those series that operate as exchange-traded funds, and U.S. Bancorp Fund Services, LLC, dated as of July 1, 2024, incorporated by reference to Exhibit (h)(17) filed with the Registrant’s Post-Effective Amendment No. 94 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on October 18, 2024.

	(vii)	Transfer Agent Servicing Agreement between the Registrant, on behalf of each of Stone Ridge LifeX Income Funds and the Stone Ridge LifeX Inflation-Protected Income Funds, and U.S. Bancorp Fund Services, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (h)(15) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

	(viii)	ETF Transfer Agent Servicing Agreement between the Registrant, on behalf of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, and U.S. Bancorp Fund Services, LLC, dated September 6, 2024, incorporated by reference to Exhibit (h)(18) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

	(ix)	First Amendment to the ETF Transfer Agent Servicing Agreement between U.S. Bancorp Fund Services, LLC, and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated December 13, 2024, incorporated by reference to Exhibit (h)(20) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(x)	Second Amendment to the ETF Transfer Agent Servicing Agreement between U.S. Bancorp Fund Services, LLC, and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated February 14, 2025, incorporated by reference to Exhibit (h)(22) filed with the Registrant’s Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2025.

(c)	(i)	Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 30, 2017, incorporated by reference to Exhibit (h)(3) filed with the Registrant’s Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 20, 2017.

(ii)	First Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of its series, and U.S. Bancorp Fund Services, LLC, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(6) filed with the Registrant’s Post-Effective Amendment No. 49 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(iii)	Second Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of its series, and U.S. Bancorp Fund Services, LLC, dated as of February 25, 2020, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 63 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on June 2, 2020.

(iv)	Third Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 5, 2020, incorporated by reference to Exhibit (h)(14) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(v)	Fourth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of July 19, 2021, incorporated by reference to Exhibit (h)(15) filed with the Registrant’s Post-Effective Amendment No. 77 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on July 23, 2021.

(vi)	Fifth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of October 21, 2022, incorporated by reference to Exhibit (h)(19) filed with the Registrant’s Post-Effective Amendment No. 83 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 24, 2023.

(vii)	Fund Accounting Servicing Agreement between the Registrant, on behalf of each of its series, and U.S. Bancorp Fund Services, LLC, dated as of December 6, 2023, incorporated by reference to Exhibit (h)(22) filed with the Registrant’s Post-Effective Amendment No. 88 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 28, 2023.

(viii)	ETF Fund Accounting Servicing Agreement between the Registrant, on behalf of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, and U.S. Bancorp Fund Services, LLC, dated September 6, 2024, incorporated by reference to Exhibit (h)(27) filed with the Registrant’s Post-Effective Amendment No. 93 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2024.

	(ix)	First Amendment to the ETF Fund Accounting Servicing Agreement between U.S. Bancorp Fund Services, LLC and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated December 13, 2024, incorporated by reference to Exhibit (h)(29) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(x)	Second Amendment to the ETF Fund Accounting Servicing Agreement between U.S. Bancorp Fund Services, LLC and the Registrant, on behalf of the LifeX Longevity Income ETFs, the LifeX Inflation-Protected Longevity Income ETFs, LifeX Durable Income ETF, and the LifeX Term Income ETFs, dated February 14, 2025, incorporated by reference to Exhibit (h)(32) filed with the Registrant’s Post-Effective Amendment No. 103 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on April 29, 2025.

(d)		Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge High Yield Reinsurance Risk Premium Fund, dated as of January 19, 2024, incorporated by reference to Exhibit (h)(30) filed with the Registrant’s Post-Effective Amendment No. 99 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 26, 2025.

(e)		Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge U.S. Hedged Equity Fund (formerly known as Stone Ridge U.S. Large Cap Variance Risk Premium Fund (formerly known as Stone Ridge U.S. Variance Risk Premium Fund)), dated as of January 25, 2023, incorporated by reference to Exhibit (h)(21) filed with the Registrant’s Post-Effective Amendment No. 85 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 28, 2023.

(f)		Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge International Developed Markets Variance Risk Premium Fund, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(9) filed with the Registrant’s Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(g)		Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge Global Equity Variance Risk Premium Master Fund, dated as of January 30, 2019, incorporated by reference to Exhibit (h)(10) filed with the Registrant’s Post-Effective Amendment No. 50 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2019.

(h)		Amended and Restated Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of each of Elements U.S. Portfolio, Elements U.S. Small Cap Portfolio, Elements International Portfolio, Elements International Small Cap Portfolio and Elements Emerging Markets Portfolio, dated as of July 30, 2020, incorporated by reference to Exhibit (h)(14) filed with the Registrant’s Post-Effective Amendment No. 66 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on September 25, 2020.

(i)	Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Diversified Alternatives Fund, dated as of January 28, 2025, incorporated by reference to Exhibit (h)(35) filed with the Registrant’s Post-Effective Amendment No. 100 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2025.

(j)	Expense Limitation Agreement between Stone Ridge and the Registrant, on behalf of Stone Ridge All Asset Variance Risk Premium Fund, dated as of December 2, 2020, incorporated by reference to Exhibit (h)(16) filed with the Registrant’s Post-Effective Amendment No. 69 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 2, 2020.

(k)	Expense Limitation Agreement between Stone Ridge and the Registrant on behalf of Stone Ridge Bitcoin Strategy Fund, dated as of January 20, 2022, incorporated by reference to Exhibit (h)(23) filed with the Registrant’s Post-Effective Amendment No. 79 to its Registration Statement on Form N-1A, as fled with the SEC via EDGAR on February 23, 2022.

(l)	Agreement and Plan of Reorganization between the Registrant on behalf of Stone Ridge All Asset Variance Risk Premium Fund and Stone Ridge Trust III on behalf of its series Stone Ridge All Asset Variance Risk Premium Fund, dated December 2, 2020, incorporated by reference to Exhibit (h)(17) filed with the Registrant’s Post-Effective Amendment No. 69 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 2, 2020.

(m)	Form of Fund of Funds Investment Agreement, incorporated by reference to Exhibit (h)(32) filed with the Registrant’s Post-Effective Amendment No. 90 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on February 27, 2024.

(n)	Agreement and Plan of Reorganization between the Registrant, on behalf of the Stone Ridge LifeX Income Open-End Funds and Stone Ridge LifeX Inflation-Protected Income Open-End Funds, the Registrant, on behalf of the LifeX Longevity Income ETFs and LifeX Inflation-Protected Longevity Income ETFs, and Stone Ridge, dated as of July 17, 2024, incorporated by reference to Exhibit (h)(36) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(o)	Agreement and Plan of Reorganization between the Registrant, on behalf of LifeX Longevity Income Fund (formerly, LifeX Income Fund 1963M), the Registrant, on behalf of LifeX Durable Income ETF, and Stone Ridge, dated as of December 13, 2024, incorporated by reference to Exhibit (h)(41) filed with the Registrant’s Post-Effective Amendment No. 96 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on December 9, 2024.

	(p)	Form of Authorized Participant Agreement, incorporated by reference to Exhibit (h)(37) filed with the Registrant’s Post-Effective Amendment No. 92 to its Registration Statement on Form N-1A, as filed with the SEC via EDGAR on August 30, 2024.

(14)		Consent of Independent Registered Public Accounting Firm, incorporated by reference to Exhibit 14 filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on July 31, 2025.

(15)		Not applicable.

(16)		Power of Attorney, incorporated by reference to Exhibit 16 filed with the Registrant’s Registration Statement on Form N-14, as filed with the SEC via EDGAR on July 31, 2025.

(17)		None.

Item 17.	Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that a final form of the Opinion of Counsel of Ropes & Gray LLP regarding certain tax matters and consequences of the proposed reorganizations to shareholders discussed in the Prospectus/Information Statement will be filed in a post-effective amendment to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 6th day of October, 2025.

STONE RIDGE TRUST

By:	/s/ Maura Keselowsky
Maura Keselowsky, Treasurer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Ross Stevens	Trustee, President (Principal Executive Officer)	October 6, 2025

/s/ Maura Keselowsky
Maura Keselowsky	Treasurer (Principal Financial Officer)	October 6, 2025

*
Daniel Charney	Trustee	October 6, 2025

*
Jeffery Ekberg	Trustee	October 6, 2025

* Power of Attorney

*By:	/s/ Maura Keselowsky
Maura Keselowsky
Attorney in Fact

INDEX TO EXHIBITS

Exhibit Number	Description

12(a)	Opinion of Counsel regarding certain tax matters, dated September 15, 2025

12(b)	Opinion of Counsel regarding certain tax matters, dated September 16, 2025

12(c)	Opinion of Counsel regarding certain tax matters, dated September 17, 2025

12(d)	Opinion of Counsel regarding certain tax matters, dated September 18, 2025